Exhibit 99.1

FOR IMMEDIATE RELEASE

December 9, 2016	NYSE MKT - REI

RING ENERGY, Inc. ANNOUNCES COMPLETION OF PUBLIC offering of common stock

Midland, TX December 9, 2016 – Ring Energy, Inc. (NYSE MKT: REI) (the “Company”) today announced the completion of an underwritten public offering of 6,525,000 shares of its common stock. Shares were offered by the Company at a price to the public of $11.50 per share. The net proceeds to the Company from this offering were approximately $71 million, after deducting the underwriting discount and other estimated offering expenses.

The Company intends to use the net proceeds from the offering to fund its 2017 capital expenditure program, repay indebtedness under its credit facility and for general corporate purposes.

In connection with the offering, SunTrust Robinson Humphrey, Inc. and Seaport Global Securities LLC acted as joint book-running managers. Canaccord Genuity Inc., Capital One Securities, Inc., Euro Pacific Capital Inc., IBERIA Capital Partners L.L.C., Northland Securities, Inc., Roth Capital Partners, and Wunderlich Securities, Inc. acted as co-managers.

The securities described above were offered by the Company pursuant to a registration statement previously filed with, and declared effective by, the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and Kansas.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2015 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447